                                                                   EXHIBIT 23(a)


                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Harvest Financial Corp.

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Firstar Corporation of our report dated August 4, 1995 relating to the consolidated balance sheets of Harvest Financial Corp. and subsidiaries as of June 30, 1995 and 1994 and the related consolidated statement of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1995, which report appears in the June 30, 1995 annual report on Form 10-K of Harvest Financial Corp. and to the reference to our firm under the heading "Experts" in the Registration Statement.



                                                           KPMG Peat Marwick LLP


Des Moines, Iowa
September 11, 1995